Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$156,306	$93,732
Restricted cash	23,502	22,485
Short-term investments	206,360	151,736
Accounts receivable, net of allowance for doubtful accounts of $1,038 and $794 at June 30, 2004 and December 31, 2003, respectively	23,733	10,782
Prepaid expenses and other current assets	6,156	4,778

Total current assets	416,057	283,513

Property and equipment, net	15,474	16,524
Intangible assets, net	13,570	7,053
Goodwill	32,837	8,779
Other assets	16,674	21,915

Total assets	$494,612	$337,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,380	$25,061
Accrued expenses	22,680	21,031
Deferred merchant bookings	8,867	—
Other current liabilities	3,340	3,522
Total current liabilities	84,267	49,614

Other long-term liabilities	1,763	1,069
Minority interest	691	—
Long-term debt	223,348	124,524
Total liabilities	310,069	175,207

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	315	306
Treasury stock	(350,628)	(350,628)
Additional paid-in capital	2,062,613	2,055,607
Deferred compensation	(1,516)	(1,408)
Accumulated deficit	(1,539,712)	(1,555,444)
Accumulated other comprehensive income	1	674
Total stockholders’ equity	171,073	149,107

Total liabilities and stockholders’ equity	$494,612	$337,784

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Merchant revenues	$249,860	$236,943	$466,871	$435,551
Agency revenues	8,747	1,476	15,195	2,481
Other revenues	782	1,147	1,454	2,021
Total revenues	259,389	239,566	483,520	440,053

Cost of merchant revenues	205,610	199,072	386,367	366,572
Cost of agency revenues	—	—	—	—
Cost of other revenues	—	—	—	—
Total costs of revenues	205,610	199,072	386,367	366,572

Gross profit	53,779	40,494	97,153	73,481

Operating expenses:
Advertising	16,366	10,774	31,771	21,872
Sales and marketing	9,096	7,790	15,802	14,653
Personnel	7,783	7,546	16,018	15,059
General and administrative, including option payroll taxes	4,454	2,744	7,963	5,563
Information technology	2,455	2,604	4,969	4,971
Depreciation and amortization	2,565	2,787	4,785	6,699
Stock based compensation	112	70	218	70
Restructuring charge/(reversal)	(12)	—	(12)	—
Warrant costs	—	—	—	6,638

Total operating expenses	42,819	34,315	81,514	75,525

Operating income (loss)	10,960	6,179	15,639	(2,044)

Other income:
Interest income	1,029	405	2,139	897
Interest expense	(566)	—	(1,132)	—
Equity in income (loss) of investees, net	(35)	1,105	(161)	1,105
Other	13	—	19	—
Total other income	441	1,510	865	2,002

Net income (loss)	11,401	7,689	16,504	(42)
Preferred stock dividend	—	—	(772)	(297)

Net income (loss) applicable to common stockholders	$11,401	$7,689	$15,732	$(339)

Net income (loss) applicable to common stockholders per basic common share	$0.30	$0.20	$0.42	$(0.01)

Weighted average number of basic common shares outstanding	38,076	37,635	37,822	37,556

Net income (loss) applicable to common stockholders per diluted common share	$0.29	$0.20	$0.41	$(0.01)

Weighted average number of diluted common shares outstanding	39,932	39,284	38,778	37,556